Exhibit 99.1

NAVIGANT REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

CHICAGO, July 26, 2016 – Navigant (NYSE: NCI) today announced financial results for the second quarter ended June 30, 2016.

Financial Summary and Highlights:

•	Second quarter 2016 revenues before reimbursements (RBR) increased 13%, with 10% organic growth, over second quarter 2015

•	Second quarter 2016 net income was $14.8 million, or $0.30 per share, compared to $7.8 million, or $0.16 per share, in second quarter 2015

•	Second quarter 2016 adjusted earnings per share (EPS) of $0.33, up 27% compared to second quarter 2015

•	Second quarter 2016 adjusted EBITDA of $37.2 million, up 23% over second quarter 2015

•	Affirms 2016 financial outlook

Navigant reported second quarter 2016 RBR of $238.5 million, a 13% increase (10% organic growth), compared to $211.0 million for second quarter 2015. Total revenues increased 12% to $261.7 million for second quarter 2016 compared to $233.4 million for second quarter 2015. Net income for second quarter 2016 was $14.8 million, or $0.30 per share, compared to $7.8 million, or $0.16 per share, in the prior year second quarter. Adjusted EPS was $0.33 for second quarter 2016, up 27% compared to second quarter 2015. Second quarter 2016 adjusted EBITDA was $37.2 million, a 23% increase, compared to $30.1 million for the same period in 2015. Adjusted EBITDA margin (adjusted EBITDA as a percent of RBR) for second quarter 2016 increased to 15.6% compared to 14.3% in second quarter 2015.

“Navigant’s 2016 second quarter results reflected continued strong market demand for the breadth and depth of our expertise,” commented Julie Howard, Chairman and Chief Executive Officer. “The strength of our portfolio and our consistent execution drove double-digit revenue and earnings per share growth. The alignment of our professionals’ expertise to the issues facing the rapidly transforming industries Navigant serves gives me great optimism about the trajectory of our business results throughout the rest of the year.”

Segment Financial Summary

	For the quarter ended June 30,
	2016	2015	Change
RBR ($000)
Healthcare	$89,876	$74,245	21.1%
Energy	29,295	26,153	12.0%
Financial Services Advisory and Compliance	39,994	29,509	35.5%
Disputes, Forensics & Legal Technology	79,320	81,116	-2.2%

Total Company	$238,485	$211,023	13.0%

Total Revenues ($000)
Healthcare	$98,386	$80,652	22.0%
Energy	32,855	30,833	6.6%
Financial Services Advisory and Compliance	45,360	34,439	31.7%
Disputes, Forensics & Legal Technology	85,082	87,515	-2.8%

Total Company	$261,683	$233,439	12.1%

Segment Operating Profit ($000)
Healthcare	$29,362	$24,726	18.7%
Energy	8,402	7,513	11.8%
Financial Services Advisory and Compliance	17,511	11,201	56.3%
Disputes, Forensics & Legal Technology	28,963	25,721	12.6%

Total Company	$84,238	$69,161	21.8%

Segment Operating Margin (% of RBR)
Healthcare	32.7%	33.3%
Energy	28.7%	28.7%
Financial Services Advisory and Compliance	43.8%	38.0%
Disputes, Forensics & Legal Technology	36.5%	31.7%

Total Company	35.3%	32.8%

Second quarter 2016 RBR for the Healthcare segment increased 21% year-over-year, with more than half of that growth organic. Segment RBR for the quarter also increased 10% sequentially from first quarter 2016. The performance was driven by strong demand for large, strategy-led transformation projects and revenue cycle consulting engagements. Segment operating profit for second quarter 2016 was up 19% compared to the same period in 2015.

Energy segment RBR increased 12% for the second quarter 2016 compared to the equivalent period in 2015, all of which represented organic growth. RBR was also up 9% on a sequential basis from first quarter 2016. RBR growth for the quarter reflected strength across the segment’s portfolio of solutions, in addition to ongoing penetration of key client accounts. Second quarter 2016 segment operating profit was also up 12% compared to the same period in 2015.

Financial Services Advisory and Compliance segment RBR for second quarter 2016 increased 36%, all on an organic basis, compared to the prior year second quarter. In addition, RBR was up 19% compared to first quarter 2016. Growth was driven primarily by continued demand for financial crimes expertise and an increase in compliance and controls engagements for major financial institutions. RBR growth and higher consultant utilization led to a robust 56% increase in second quarter 2016 segment operating profit year-over-year.

Disputes, Forensics & Legal Technology segment RBR decreased 2% for second quarter 2016 compared to both the second quarter 2015 and the first quarter 2016, primarily driven by declines in demand and increased competition for legal technology solutions. This decline was generally offset by strong demand for our global expertise in large infrastructure and construction dispute matters as well as increased regulatory, compliance and dispute demand within the healthcare and life sciences sectors. Despite a decline in RBR, segment operating profit was up 13% in second quarter 2016 compared to the respective period of 2015, reflecting actions to better align resources and the recognition of performance-based revenue associated with mass tort claims work.

Cash Flow

Second quarter 2016 net cash provided by operating activities was $34.2 million, compared to $29.1 million for second quarter 2015, as a result of improved earnings. Free cash flow increased to $24.4 million for second quarter 2016 compared to $11.6 million for the same period in 2015, primarily driven by a decrease in capital investment spending and acquisition-related payments. Days Sales Outstanding was 81 days as of June 30, 2016, up one day compared to June 30, 2015.

Bank debt was $189.8 million at June 30, 2016, compared to $171.4 million at June 30, 2015 and $211.5 million at March 31, 2016. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 1.46 at June 30, 2016, compared to 1.37 at June 30, 2015 and 1.72 at March 31, 2016. The year-over-year increase was mainly due to additional borrowings to fund the McKinnis acquisition in December 2015.

Navigant repurchased 427,499 shares of common stock during second quarter 2016 at an aggregate cost of $6.8 million and an average cost of $15.81 per share. As of June 30, 2016, approximately $75.0 million remained available under the Company’s share repurchase authorization.

2016 Outlook

Our 2016 outlook for RBR, total revenues and adjusted EBITDA remains unchanged. Full year 2016 RBR is expected to range between $900 and $940 million while 2016 total revenues are estimated to be between $960 million and $1.01 billion. Adjusted EBITDA for full year 2016 is expected to range between $132 and $145 million. Adjusted EPS for full year 2016 is projected to be at the higher end of the range of $1.05 to $1.15.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

No reconciliation of Navigant’s 2016 adjusted EBITDA guidance and 2016 adjusted EPS guidance, both of which exclude the impact and tax-effected impact of severance expense and other operating costs (benefit), respectively, is included in the financial schedules attached to this press release. Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Conference Call Details

Navigant will host a conference call to discuss the Company’s second quarter 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Tuesday, July 26, 2016. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage and/or protect their business interests. With a focus on industries and clients facing transformational change and significant regulatory or legal pressures, the Firm primarily serves clients in the healthcare, energy and financial services markets. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; information security controls; potential legislative and regulatory changes; continued access to capital; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Aaron Miles

Navigant Investor Relations

312.583.5820

aaron.miles@navigant.com

Megan Maupin

Navigant Corporate Communications

312.583.5703

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Revenues:
Revenues before reimbursements	$238,485	$211,023	$461,960	$412,179
Reimbursements	23,198	22,416	45,010	44,431

Total revenues	261,683	233,439	506,970	456,610
Cost of services:
Cost of services before reimbursable expenses	157,966	145,367	311,906	283,968
Reimbursable expenses	23,198	22,416	45,010	44,431

Total cost of services	181,164	167,783	356,916	328,399
General and administrative expenses	44,507	39,068	84,338	74,733
Depreciation expense	7,015	5,724	13,537	11,079
Amortization expense	2,891	2,297	5,812	4,566
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	850	2,308	850	(12,625)
Office consolidation, net	174	1,804	174	2,740
Other impairment	—	98	—	98

Operating income	25,082	14,357	45,343	47,620
Interest expense	1,429	1,238	2,689	2,970
Interest income	(36)	(46)	(75)	(101)
Other (income) expense, net	(444)	176	(784)	(152)

Income before income tax expense	24,133	12,989	43,513	44,903
Income tax expense	9,356	5,162	16,094	11,933

Net income	$14,777	$7,827	$27,419	$32,970

Basic per share data
Net income	$0.31	$0.16	$0.58	$0.68
Shares used in computing basic per share data	47,550	48,150	47,488	48,137

Diluted per share data
Net income	$0.30	$0.16	$0.56	$0.67
Shares used in computing diluted per share data	48,841	49,310	48,936	49,369

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,310	$8,895
Accounts receivable, net	254,395	216,660
Prepaid expenses and other current assets	31,745	29,729

Total current assets	289,450	255,284
Non-current assets:
Property and equipment, net	73,816	76,717
Intangible assets, net	32,617	38,160
Goodwill	620,136	623,204
Other assets	21,098	22,531

Total assets	$1,037,117	$1,015,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,984	$9,497
Accrued liabilities	11,340	10,719
Accrued compensation-related costs	68,619	91,577
Income tax payable	8,300	—
Other current liabilities	34,742	32,147

Total current liabilities	134,985	143,940
Non-current liabilities:
Deferred income tax liabilities	80,308	75,719
Other non-current liabilities	19,706	28,956
Bank debt non-current	189,757	173,743

Total non-current liabilities	289,771	278,418

Total liabilities	424,756	422,358

Stockholders’ equity:
Common stock	57	64
Additional paid-in capital	636,506	627,976
Treasury stock	(169,327)	(296,624)
Retained earnings	165,789	278,682
Accumulated other comprehensive loss	(20,664)	(16,560)

Total stockholders’ equity	612,361	593,538

Total liabilities and stockholders’ equity	$1,037,117	$1,015,896

Selected Data (unaudited)
Days sales outstanding, net (DSO)	81	76

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income	$14,777	$7,827	$27,419	$32,970
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	7,048	5,863	13,570	11,218
Amortization expense	2,891	2,297	5,812	4,566
Amortization expense - client-facing software	174	233	353	486
Share-based compensation expense	3,995	3,420	6,524	5,524
Accretion of interest expense	177	272	355	1,135
Deferred income taxes	98	1,073	1,131	4,686
Allowance for doubtful accounts receivable	2,911	1,402	4,547	1,592
Contingent acquisition liability adjustments, net	850	2,308	850	(12,625)
Other, net	—	98	—	98
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	(28,222)	(12,313)	(43,765)	(36,747)
Prepaid expenses and other assets	1,149	409	(1,025)	(2,361)
Accounts payable	2,000	(969)	2,478	136
Accrued liabilities	205	(2,523)	472	1,444
Accrued compensation-related costs	16,878	16,743	(22,788)	(22,896)
Income taxes payable	7,004	(790)	12,059	46
Other liabilities	2,277	3,799	(337)	5,923

Net cash provided by (used in) operating activities	34,212	29,149	7,655	(4,805)

Cash flows from investing activities:
Purchases of property and equipment	(5,080)	(10,284)	(10,039)	(23,197)
Acquisitions of businesses, net of cash acquired	—	—	(1,995)	(21,379)
Other acquisition payments	—	—	(5,500)	—
Payments of acquisition liabilities	(498)	(1,530)	(498)	(1,530)
Capitalized client-facing software	(109)	(309)	(127)	(346)

Net cash used in investing activities	(5,687)	(12,123)	(18,159)	(46,452)

Cash flows from financing activities:
Issuances of common stock	785	636	2,841	4,894
Repurchases of common stock	(6,757)	(5,964)	(13,023)	(12,081)
Repayments to banks	(112,853)	(67,119)	(209,245)	(138,703)
Borrowings from banks	92,482	58,249	227,239	199,643
Other, net	(2,121)	(1,036)	(2,779)	(1,247)

Net cash (used in) provided by financing activities	(28,464)	(15,234)	5,033	52,506

Effect of exchange rate changes on cash and cash equivalents	(157)	74	(114)	(43)

Net (decrease) increase in cash and cash equivalents	(96)	1,866	(5,585)	1,206
Cash and cash equivalents at beginning of the period	3,406	1,988	8,895	2,648

Cash and cash equivalents at end of the period	$3,310	$3,854	$3,310	$3,854

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (2)	For the quarter ended June 30,			For the six months ended June 30,
	2016	2015		2016	2015
Severance expense	$1,140	$3,553		$1,997	$5,056
Income tax benefit (3)	(430)	(1,232)		(740)	(1,752)

Tax-effected impact of severance expense	$710	$2,321		$1,257	$3,304

Other operating costs (benefit) - contingent acquisition liability adjustment, net	$850	$2,308		$850	$(12,625)
Income tax benefit (3)(4)	(341)	(907)		(341)	(1,090)

Tax-effected impact of other operating costs (benefit) - contingent acquisition liability adjustment, net	$509	$1,401		$509	$(13,715)

Other operating costs - office consolidation, net	$174	$1,804		$174	$2,740
Income tax benefit (3)	(70)	(729)		(70)	(1,108)

Tax-effected impact of other operating costs - office consolidation, net	$104	$1,075		$104	$1,632

Other operating costs - other impairment	$—	$98		$—	$98
Income tax benefit (5)	—	(40)		—	(40)

Tax-effected impact of other operating costs - other impairment	$—	$58		$—	$58

EBITDA reconciliation:
Net Income	$14,777	$7,827		$27,419	$32,970
Interest expense	1,429	1,238		2,689	2,970
Interest income	(36)	(46)		(75)	(101)
Other (income) expense, net	(444)	176		(784)	(152)
Income tax expense	9,356	5,162		16,094	11,933
Depreciation expense	7,015	5,724		13,537	11,079
Accelerated depreciation - office consolidation	33	139		33	139
Amortization expense	2,891	2,297		5,812	4,566

EBITDA	$35,021	$22,517		$64,725	$63,404
Severance expense	1,140	3,553		1,997	5,056
Other operating costs (benefit) - contingent acquisition liability adjustment, net	850	2,308		850	(12,625)
Other operating costs - office consolidation, net	141	1,665		141	2,601
Other operating costs - other impairment	—	98		—	98

Adjusted EBITDA	$37,152	$30,141		$67,713	$58,534

Net income	$14,777	$7,827		$27,419	$32,970
Tax-effected impact of severance expense	710	2,321		1,257	3,304
Tax-effected impact of other operating costs (benefit) - contingent acquisition liability adjustment, net	509	1,401		509	(13,715)
Tax-effected impact of other operating costs - office consolidation, net	104	1,075		104	1,632
Tax-effected impact of other operating costs - other impairment	—	58		—	58

Adjusted net income	$16,100	$12,682		$29,289	$24,249

Shares used in computing adjusted per diluted share data	48,841	49,310		48,936	49,369
Adjusted earnings per share	$0.33	$0.26		$0.60	$0.49

Free Cash Flow (5)	For the quarter ended June 30,			For the six months ended June 30,
	2016	2015		2016	2015
Net cash provided by (used in) operating activities	$34,212	$29,149		$7,655	$(4,805)
Changes in assets and liabilities	(1,291)	(4,356)		52,906	54,455
Allowance for doubtful accounts receivable	(2,911)	(1,402)		(4,547)	(1,592)
Purchases of property and equipment	(5,080)	(10,284)		(10,039)	(23,197)
Payments of acquisition liabilities	(498)	(1,530)		(498)	(1,530)
Payments of contingent acquisition liabilities	—	—		(49)	—

Free Cash Flow	$24,432	$11,577		$45,428	$23,331

Leverage Ratio (6)	At June 30,
	2016	2015
Adjusted EBITDA for prior twelve-month period	$130,121	$124,979
Bank debt	$189,757	$171,386
Leverage ratio	1.46	1.37

Organic Growth (7)	For the quarter ended June 30,			For the six months ended June 30,
	2016	2015	Growth	2016	2015	Growth
Revenues before reimbursements	$238,485	$211,023	13.0%	$461,960	$412,179	12.1%
Pro forma acquisition adjustment	—	6,350		—	14,561
Currency impact	714	—		1,737	—

Organic RBR	$239,199	$217,373	10.0%	$463,697	$426,740	8.7%

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude net income (loss) and per share net income (loss) impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(3)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(4)	A portion of the deferred contingent acquisition liability adjustment for the six months ended June 30, 2015 was non-taxable in nature.
(5)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(6)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.
(7)	Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.